Exhibit 99.1

Once Upon a Farm Reports Fourth Quarter and Full Year 2025 Financial Results

Fourth quarter net sales increased 30% year-over-year to $64 million

BERKELEY, Calif., March 12, 2026 – Once Upon a Farm, PBC (NYSE: OFRM) (or the “Company”), a leading high-growth company driving systemic improvement in childhood nutrition, today announced financial results for the fourth quarter and full year ended December 31, 2025.

Fourth Quarter 2025 Financial Highlights Compared to Prior Year Period

•	Net sales increased 30.1% to $64.0 million

•	Gross margin of 47.7% compared to 46.7%

•	Net income of $22.5 million compared to a net loss of $12.3 million

•	Adjusted EBITDA[1] of $6.6 million compared to $2.2 million

Full Year 2025 Financial Highlights Compared to Prior Year

•	Net sales increased 53.5% to $240.7 million

•	Gross margin of 42.3% compared to 43.6%

•	Net loss of $17.2 million compared to a net loss of $23.8 million

•	Adjusted EBITDA[1] of $2.1 million compared to a loss of $3.7 million

“We are proud of our strong performance in the fourth quarter, our first report-out as a newly public company,” said John Foraker, CEO and co-founder of Once Upon a Farm. “Our 30% net sales growth, driven by broadened distribution, significant increases in household penetration, and top-tier velocity in the categories where we compete demonstrates the powerful underlying momentum around the brand and the trust consumers place in our mission-driven approach.”

“Our successful Initial Public Offering was a major milestone and strong validation of our mission and the successful business we’ve created over many years. This important moment serves as a launching pad to accelerate growth initiatives and expand our impact in transforming childhood nutrition. Parents today are more committed than ever to providing their children with the highest quality, organic nutrition, and Once Upon a Farm is uniquely positioned to capitalize on this demand to drive sustained growth in 2026 and beyond.”

Fourth Quarter 2025 Results

Net sales increased $14.8 million, or 30.1%, to $64.0 million for the fourth quarter of 2025, compared to $49.2 million in the prior year period. The increase in net sales was driven by relatively balanced volume and price/mix growth reflecting incremental distribution and a higher average selling price per unit.

Gross profit was $30.6 million, or 47.7% of net sales, for the fourth quarter of 2025, compared to $23.0 million, or 46.7% of net sales, in the prior year period. The 105 basis point increase in gross profit as a percentage of net sales was driven by lower trade spend and higher average selling prices.

Selling, general and administrative (“SG&A”) expenses were $26.0 million for the fourth quarter of 2025, compared to $21.6 million for the prior year period. SG&A expenses as a percentage of net sales decreased by 318 basis points to 40.7% in the fourth quarter of 2025 compared to 43.9% for the prior year period, primarily due to lower marketing, logistics, and G&A expenses as a percentage of net sales, partially offset by higher selling expenses.

Net income was $22.5 million for the fourth quarter of 2025 compared to a net loss of $12.3 million in the prior year period. The increase in net income was primarily driven by the non-cash change in fair value of a derivative liability combined with higher gross profit, partially offset by higher SG&A expenses.

Adjusted EBITDA was $6.6 million for the fourth quarter of 2025 compared to $2.2 million in the prior year period. The increase in Adjusted EBITDA was primarily driven by the increase in gross profit partially offset by higher SG&A expenses.

Full Year 2025 Results

Net sales increased $83.9 million, or 53.5%, to $240.7 million for the year ended December 31, 2025, compared to $156.8 million in the prior year. The increase in net sales was primarily due to a 42% increase in volume growth, driven by both incremental distribution of existing products and the introduction of new products into our portfolio. The increase in net sales was also driven by a more favorable product mix primarily due to the introduction of newer products that are sold at a higher average selling price per unit.

Gross profit was $101.9 million, or 42.3% of net sales, for the year ended December 31, 2025, compared to $68.3 million, or 43.6% of net sales, in the prior year. The 125 basis point decrease in gross margin was primarily driven by increased trade spend. The increased trade spending was primarily driven by slotting fees related to expansion into new stores, placement of new coolers in retail customer stores, and dairy category resets in 2025.

SG&A was $107.6 million for the year ended December 31, 2025, compared to $74.7 million for the prior year. SG&A as a percentage of net sales decreased by 291 basis points to 44.7% in the year ended December 31, 2025, compared to 47.6% for the prior year, primarily due to lower labor, logistics, marketing and G&A expense as a percentage of net sales.

Net loss was $17.2 million for the year ended December 31, 2025, compared to a net loss of $23.8 million in the prior year. The decrease in net loss was primarily driven by higher gross profit and the change in fair value of a derivative liability, partially offset by higher SG&A expenses, one-time costs associated with the Company’s IPO and higher net interest expense.

Adjusted EBITDA1 was $2.1 million for the year ended December 31, 2025, compared to a loss of $3.7 million in the prior year. The increase in Adjusted EBITDA was primarily driven by higher gross profit partially offset by higher SG&A expenses.

Balance Sheet

As of December 31, 2025, prior to the completion of its initial public offering, the Company had cash and cash equivalents of $10.9 million and total debt of $60.2 million, compared to $17.3 million and $24.7 million, respectively, as of December 31, 2024. The decrease in net cash reflected increased investments in working capital and capital expenditures to support the Company’s growth, partially offset by additional borrowings.

Initial Public Offering

In February, the Company completed its initial public offering and began trading on the New York Stock Exchange under the ticker symbol OFRM. Once Upon a Farm sold 7.6 million newly issued primary shares of common stock at a price of $18 per share, plus an additional 1.6 million shares of common stock at the same offering price pursuant to the exercise of the underwriters’ option to purchase additional shares. In addition, certain stockholders of the Company sold 3.4 million shares of common stock at the same offering price. Total net proceeds to the Company were approximately $139.3 million, net of underwriter’s discounts, commissions, and other offering expenses. The Company used a portion of the net proceeds from the IPO to repay outstanding borrowings under its Revolving Credit Facility and expects to use the remainder for general corporate purposes, including working capital and operating expenses. Subsequent to the IPO, there were approximately 41.9 million shares of common stock outstanding.

[1]

Adjusted EBITDA is a non-GAAP financial measure. See “Non-GAAP Measures” for how the Company defines this measure and the financial tables that accompany this press release for a reconciliation of this measure to the most closely comparable GAAP measure.

2026 Outlook

For full year 2026, the Company expects:

•	Net sales of $302 million to $310 million, representing growth of 25% to 29% versus 2025

•	Adjusted EBITDA of $2 million to $4 million

Outlook is based on information as of today, March 12, 2026, and may be impacted by factors outside the Company’s control. See “Forward Looking Statements.”

See definition of Adjusted EBITDA under “Non-GAAP Measures.” The Company is unable to provide a reconciliation for forward-looking outlook of Adjusted EBITDA to net income (loss), the most closely comparable GAAP measure without unreasonable effort, because certain material reconciling items, such as depreciation and amortization, interest expense, interest income, and provision for income tax, cannot be estimated due to factors outside of the Company’s control and could have a material impact on the reported results.

Conference Call and Webcast Details

To participate in the live earnings call, listeners in the U.S. may dial (877) 269-7751 and international listeners may dial (201) 389-0908. The live audio webcast will be accessible in the “IR Calendar” section of the Company’s Investor Relations website at https://ir.onceuponafarmorganics.com or directly here.

About Once Upon a Farm

Once Upon a Farm, PBC (NYSE: OFRM) is redefining the organic kids’ food category and shaping the future of food. Guided by its mission to drive systemic improvement in childhood nutrition for a happier, healthier, more equitable world, the Company offers a portfolio of crave-worthy snacks and meals designed for children from babies through big kids. Every Once Upon a Farm product is organic, non-GMO, and free from added sugar, artificial flavors, colors, and preservatives – just simple, real, nutritious food kids ask for and parents trust. For more information visit www.onceuponafarmorganics.com, follow @onceuponafarm on Instagram, Facebook and TikTok.

Contacts

Investors:

Reed Anderson, ICR

Alex Liscum, ICR

OFARMIR@icrinc.com

Media:

Jessica Liddell, ICR

Kate Schneiderman, ICR

OFARMPR@icrinc.com

Non-GAAP Financial Measures

Adjusted EBITDA

The Company calculates Adjusted EBITDA as net loss, adjusted to exclude: (1) change in fair value of derivative liability; (2) change in fair value of convertible preferred stock warrant liability; (3) stock-based compensation; (4) depreciation and amortization; (5) amortization of payments under the Spokesperson Agreement; (6) interest expense; (7) interest income; and (8) provision for income taxes. The Company believes that Adjusted EBITDA provides meaningful supplemental information regarding its operating performance and facilitates internal comparisons of its historical operating performance on a more consistent basis by excluding certain items that may not be indicative of its business, results of operations, or outlook. In particular, the Company believes that the use of Adjusted EBITDA is helpful to the Company’s investors as it is a measure used by management in assessing the health of its business, determining incentive compensation, and evaluating its operating performance, as well as for internal planning and forecasting purposes.

Forward-Looking Statements

This press release and the related conference call contain forward-looking statements that reflect the Company’s expectations or beliefs regarding future events. In some cases, forward-looking statements can identified by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “positioned,” “plan,” “predict,” “project,” “potential,” “should,” “will,” “would,” or the negative of these terms or other comparable terminology. In particular, statements about the Company’s 2026 outlook, future growth prospects, growth of market share, growth strategy, the markets in which it operates, statements about potential new products and product innovation, and its expectations, beliefs, plans, strategies, objectives, prospects, assumptions, or future events or performance, are forward-looking statements. These forward-looking statements, including expectations and projections about future matters, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that such statements involve numerous risks and uncertainties and are subject to variables that could impact the Company’s future performance. These statements are based on management’s views and assumptions at the time they are made and are not guarantees of future performance. Actual future events and performance may differ materially from the expectations reflected in our forward-looking statements. The Company does not undertake any obligation to update forward-looking statements.

A variety of factors could materially affect future outcomes, including, but not limited to: adverse public relations, product recalls, and product liability claims; factors outside of the Company’s and its suppliers’ control that disrupt its operations or impact the inputs, commodities, and ingredients used in its business; the failure to manage the supply chain effectively; the availability of natural, plant-rich, and organic ingredients; the ability to protect personal, proprietary, and confidential information and prevent security incidents; damage to the reputation of the Company, products, management team, or co-founders; adverse weather conditions, natural disasters, pestilence, climate change, and other conditions beyond the Company’s control that could disrupt its operations; the failure to retain and motivate the Company’s management team or other key team members, including our co-founders; the Company’s reliance on a limited number of independent contract manufacturers and suppliers; changing consumer preferences, perceptions, and spending habits; the failure to successfully pursue growth or implement the Company’s growth strategy on a timely basis or at all; disruptions in the worldwide economy; the inability to compete successfully; damage or disruption at any facility where finished goods inventory is located; the failure to successfully roll-out coolers and harm to the operating capacity of coolers; inability to expand existing customer relationships and acquire new customers; inability to implement initiatives to improve productivity and streamline operations to control or reduce costs; inability to achieve or sustain profitability; the ability of our information technology systems, including artificial intelligence technologies, to perform adequately and accurately; changes in tax laws; volatility of the market price of the common stock; and the other factors set forth in the Company’s filings with the Securities and Exchange Commission, including under Part I, Item 1A. “Risk Factors” of the Company’s upcoming Annual Report on Form 10-K.

This list is not exhaustive and is intended for illustrative purposes only. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

Once Upon a Farm, PBC

Consolidated Balance Sheets

(In thousands)

	December 31, 2025	December 31, 2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,860	$17,306
Accounts receivable, net	28,783	17,849
Inventory	46,981	23,673
Prepaid expenses and other current assets	15,520	713

Total current assets	102,144	59,541
Property and equipment, net	8,903	4,237
Intangible assets, net	561	638
Goodwill	4,244	4,244
Other non-current assets	567	304

Total assets	$116,419	$68,964

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$19,606	$7,417
Accrued expenses and other current liabilities	24,269	21,657

Total current liabilities	43,875	29,074
Nonconvertible debt, net	43,000	7,876
Convertible notes	17,214	16,856
Derivative liability	32,413	23,847
Other non-current liabilities	2,017	1,482

Total liabilities	138,519	79,135

Convertible preferred stock	101,967	101,967
Stockholders’ deficit:
Common stock	1	1
Additional paid-in capital	11,669	6,349
Accumulated deficit	(135,737)	(118,488)

Total stockholders’ deficit	(124,067)	(112,138)

Total liabilities, convertible preferred stock and stockholders’ deficit	$116,419	$68,964

Once Upon a Farm, PBC

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$64,025	$49,212	$240,681	$156,801
Cost of goods sold	33,469	26,244	138,794	88,464

Gross profit	30,556	22,968	101,887	68,337
Selling, general and administrative	26,040	21,580	107,590	74,655

Loss from operations	4,516	1,388	(5,703)	(6,318)
Other income (expense):
Interest expense	(755)	(391)	(2,739)	(1,611)
Interest income	41	142	294	892
Change in fair value of derivative liability	17,754	(12,823)	(8,566)	(16,037)
Other income (expense), net	916	(550)	(531)	(712)

Total other income (expense)	17,956	(13,622)	(11,542)	(17,468)

Loss before provision for income taxes	22,472	(12,234)	(17,245)	(23,786)
Provision for income taxes	38	(16)	(4)	(50)

Net income (loss)	$22,510	$(12,250)	$(17,249)	$(23,836)

Net income (loss) per share attributable to common stockholders, basic	$3.02	$(1.88)	$(2.51)	$(3.71)

Net income (loss) per share attributable to common stockholders, diluted	$0.11	$(1.88)	$(2.51)	$(3.71)

Weighted-average shares used in computing net income (loss) per share attributable to common stockholders, basic	7,458,028	6,503,179	6,875,272	6,416,727

Weighted-average shares used in computing net income (loss) per share attributable to common stockholders, diluted	36,505,081	6,503,179	6,875,272	6,416,727

Once Upon a Farm, PBC

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2025	2024
	(Unaudited)
Cash Flows from Operating Activities
Net loss	$(17,249)	$(23,836)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of derivative liability	8,566	16,037
Change in fair value of convertible preferred stock warrant liability	488	787
Change in fair value of SARs liability	18	—
Stock-based compensation	3,915	1,791
Warrants issued to a customer	—	658
SARS issued to a customer	102	—
Inventory adjustments	2,515	891
Depreciation and amortization	1,300	796
Amortization of debt discounts and deferred financing costs	503	576
Non-cash interest	308	339
Loss on disposal of property and equipment	—	16
Changes in operating assets and liabilities:
Accounts receivable	(10,934)	(10,569)
Inventory	(25,823)	(6,898)
Prepaid expenses and other assets	(641)	536
Accounts payable	9,167	(3,340)
Accrued expenses and other liabilities	(2,140)	11,174

Net cash used in operating activities	(29,905)	(11,042)

Cash Flows from Investing Activities
Purchase of property and equipment	(5,251)	(3,007)

Net cash used in investing activities	(5,251)	(3,007)

Cash Flows from Financing Activities
Proceeds from term loan facility	14,000	—
Proceeds from line of credit	21,000	—
Proceeds from exercise of stock options	1,405	427
Payment of debt issuance cost	(463)	(27)
Payment of deferred offering costs	(7,232)	—

Net cash used in financing activities	28,710	400

Net decrease in cash and cash equivalents	(6,446)	(13,649)
Cash and cash equivalents, beginning of year	17,306	30,955

Cash and cash equivalents, end of year	$10,860	$17,306

Once Upon a Farm, PBC

Non-GAAP Financial Measures

(Unaudited)

(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Reconciliation of Net Income (Loss) to Adjusted EBITDA
Net income (loss)	$22,510	$(12,250)	$(17,249)	$(23,836)
Change in fair value of derivative liability [1]	(17,754)	12,823	8,566	16,037
Change in fair value of convertible preferred stock warrant [1]	(877)	645	488	787
Stock-based compensation	1,020	446	3,915	1,791
Depreciation and amortization	393	256	1,300	796
Amortization of spokesperson agreement expense	649	—	2,596	—
Interest expense	755	391	2,739	1,611
Interest income	(41)	(142)	(294)	(892)
Provision for income tax	(38)	16	4	50

Total Adjusted EBITDA	$6,617	$2,185	$2,065	$(3,656)

[1]

Amount reflects the change in fair value of derivative liability related to Convertible Notes and change in fair value of convertible preferred warrant liability related to the Company’s Nonconvertible Debt.

Supplemental Information

(Unaudited)

Supplemental Sales Detail

The following table presents disaggregated net sales by product category for the periods indicated (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Kid
Pouches	$30,461	$27,753	$118,620	$96,095
Snacks	4,277	3,399	20,710	8,765

Total Kid	34,738	31,152	139,330	104,860
Baby
Pouches	10,165	7,488	31,760	27,343
Snacks	18,723	9,789	67,373	20,644
Other	399	783	2,218	3,954

Total Baby	29,287	18,060	101,351	51,941

Total Net Sales	$64,025	$49,212	$240,681	$156,801